Filed Pursuant to Rule 433
                                                    Registration No. 333-142347
                                                                    May 3, 2007


                                FINAL TERM SHEET

                        CANADIAN PACIFIC RAILWAY COMPANY
                              5.950% NOTES DUE 2037

Issuer:                                       Canadian Pacific Railway Company

Trade Date:                                   May 3, 2007

Settlement Date:                              May 8, 2007

Principal Amount:                             $450,000,000

Coupon:                                       5.950%

Maturity Date:                                May 15, 2037

Public Offering Price:                        98.309%

Benchmark:                                    UST 4.500% due February 15, 2036

Benchmark Yield:                              4.873%

Spread:                                       +120 bps

Yield to Maturity:                            6.073%

Optional Redemption:                          Make whole call UST +20 bps

Interest Payment Dates:                       May 15 and November 15, beginning
                                              November 15, 2007

CUSIP:                                        13645R AF1

ISIN:                                         US13645RAF10

Joint Bookrunning Managers:                   Morgan Stanley & Co. Incorporated
                                              RBC Capital Markets Corporation

Co-Managers:                                  BMO Capital Markets Corp.
                                              Scotia Capital (USA) Inc.
                                              ABN AMRO Incorporated
                                              Banc of America Securities LLC
                                              CIBC World Markets Corp.
                                              J.P. Morgan Securities Inc.
                                              NBF Securities (USA) Corp.
                                              TD Securities (USA) LLC
                                              Wachovia Capital Markets, LLC

                            ************************

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE MORGAN STANLEY & CO. INCORPORATED AT 1-866-718-1649 OR RBC CAPITAL MARKETS CORPORATION AT 1-866-375-6829.